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                                                                    EXHIBIT 99.1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK


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SECURITIES AND EXCHANGE COMMISSION

                    Plaintiff,                         01 Civ. 11586 (GBD)

               - against -
                                                       ORDER FOR PRELIMINARY
SAVE THE WORLD AIR, INC.,                              INJUNCTION
JEFFREY ALAN MULLER, and
BILLY BLACKWELDER,

                    Defendants.
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SAVE THE WORLD AIR, INC.,

                    Cross-Claimant,

               - against -

JEFFREY ALAN MULLER, LYN MULLER,
MURRAY MULLER, GUY MULLER, ALAN
MULLER, MELISSA MULLER, WINCHESTER
CAPITAL CORP., CEDARVIEW
INTERNATIONAL CORP., BOKSBERT
UNTERNEHMEN, SAN BLAS DESARROLLO,
CANVASS PACIFIC LTD., REDGRAVE, INC.,
GREYON PROPERTIES, INC., DOUGLAS, INC.,
CASTEEN INTERNATIONAL LTD., PEREGUINE
CORP., TROY INTERNATIONAL, INC., LOYALTY
UNITED INTERNATIONAL, INC., and DOES 1-10,

                    Cross-Defendants.
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      After the conduct of a hearing on July 25, 2002, and consideration of all relevant and pertinent submissions with respect to the Order to Show Cause for a Preliminary Injunction issued for proceedings on this date, a PRELIMINARY INJUNCTION IS HEREBY ENTERED


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ORDERING AND RESTRAINING cross-defendant Jeffrey A. Muller and other cross-
defendants named, including but not limited to Lyn Muller, Guy Muller, Melissa Muller [Sayer], the cross-defendants' officers, agents, servants, trustees, employees and attorneys and those in active concert or participation with them, from this date forward and during the pendency of this action from:

      1. Selling, transferring or encumbering all assets and property, in which Cross-defendant Jeffery A. Muller and in which the cross-defendants above named, owns or has an interest in and which property is located within the United States, including but not limited to:

            i) any and all shares issued by SWA or Mandalay Capital Corp, on April 28, (1998;

            (ii) any and all interest in which Jeffrey A. Muller and Lyn Muller may have in the pending patent rights of the Zero Emission Fuel Saver device ("ZEFS device") (Patent Pending No. WO 01/90562 A1);

            (iii) Cross-defendant Jeffery A. Muller's interest in stock options described in the stock option agreement dated January 1, 2000;

            (iv) any and all obligations of SWA owed to Jeffery A. Muller and Lyn Muller as a result of the Buy-Sell Agreement executed for worldwide licensing rights to the ZEFS device, dated December 29, 1998; and

            (v) any Stock certificates or shares that comprise the shares transferred on April 28, 1998 by SWA to any of the cross-defendants;

      2. Cross-defendant Jeffery A. Muller is enjoined from serving as an officer or director of SWA, and from directly or indirectly acting to exercise any influence or control over the business or policies of SWA as a director, or shareholder;

      3. Cross-defendant Jeffery A. Muller is enjoined from encumbering, selling, transferring, conveying or assisting in the sale, transfer or conveyance of any SWA stock he owns


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or controls; and

      4. Cross-defendant Jeffrey A. Muller is enjoined from taking any action to injure SWA or its business or business relations with its customers, licensors, consultants, employees and shareholders.

Dated: New York, New York

       July 30, 2002
                                             /s/ GEORGE B. DANIELS
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                                               The Honorable George B. Daniels
                                               United States District Judge


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